Exhibit 99.1

N e w s R e l e a s e

Contact: Phone: Release:	David Higie (412) 269-6449 Immediate (Mar. 21, 2008)
BAKER RECEIVES COMPLIANCE LETTER FROM AMERICAN STOCK EXCHANGE
     PITTSBURGH — Michael Baker Corporation (the “Company”) announced today that it has received a notice from the American Stock Exchange (Amex) dated March 18, 2008, advising that the Company is not in compliance with sections 134 and 1101 of the Amex Company Guide for failing to timely file with the Securities and Exchange Commission its Annual Report on Form 10-K for 2007. The compliance letter gives the Company until April 1, 2008, to submit a plan of action to the Amex to bring the Company into timely compliance with the Amex requirements. The Company fully expects to submit its plan to the Amex on or before the April 1 deadline.
     The Company provided its reasons for the delay in the filing of Form 10-K in a news release dated February 22, 2008. This news release, which also contains selected, preliminary and unaudited financial results for the Company for 2007, is available on the Company’s website at www.mbakercorp.com.
     Michael Baker Corporation provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, environmental, facilities, geospatial information technologies, pipelines and utilities, transportation, water/wastewater, and oil & gas. With more than 4,000 employees in over 50 offices across the United States and internationally, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
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